EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

                  CONSOLIDATED GRAPHICS ANNOUNCES $100 MILLION
                                CREDIT FACILITY

     HOUSTON, TEXAS -- JUNE 10, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE:CGX) today announced the signing of a new $100 million revolving credit facility. This new three-year credit arrangement has a LIBOR-based pricing structure and replaces the Company's existing $50 million facility. Chase Securities, Inc. acted as lead manager for the six-member bank group with BankOne Corporation serving as co-manager.

     Joe R. Davis, Chairman and Chief Executive Officer, commented, "By doubling the size of our credit facility, we have access to the necessary financial capital to continue our aggressive acquisition program. This new credit facility, coupled with the Company's strong operating cash flow, will be sufficient to fund our acquisition program for the foreseeable future. In addition, the lower interest cost associated with this new lending agreement is evidence of the financial strength of our Company and represents a key competitive advantage for our operating companies in their respective markets."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. Following the completion of a recently announced acquisition, the Company will operate 20 printing companies in 16 markets.

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